EXHIBIT 21

                   LIST OF SUBSIDIARIES


The Partnership is a general partner in Arvida/JMB Partners, Center Office Partners and Center Retail Partners, all of which are Florida general partnerships. The Partnership is the owner of Southeast Florida Holdings, Inc., an Illinois Corporation. The Partnership is a limited partner in Arvida Management Limited Partnership, Arvida Contractors Limited Partnership, Gulf and Pacific Communications Limited Partnership, Boca Raton Communications Limited Partnership and Jax Cable Limited Partnership, Center Hotel Limited Partnership, Weston Athletic Club Limited Partnership, Arvida Realty Sales Limited Partnership, Arvida/Weston Retail Sales Limited Partnership and Arvida Grand Bay Limited Partnership-I, each of which is a Delaware limited partnership. The Partnership is also a partner in the following partnerships with third party developers: Addison Joint Venture, Arvida Boose Joint Venture, Arvida Corporate Park Associates, Arvida Pompano Associates Joint Venture, Coto De Caza, Ltd., Cullasaja Joint Venture, H.A.E. Joint Venture, Mizner Court Associates Joint Venture, Mizner Tower Associates Joint Venture, Ocala 202 Joint Venture, Tampa 301 Associates Joint Venture, Windmill Lake Estate Associates Joint Venture, Arvida/RBG I Joint Venture and Arvida/RBG II Joint Venture.